Exhibit 3.1

CERTIFICATE OF

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

CAPE COD AQUACULTURE

Pursuant to NRS 78.2385 and 78.390 of the Nevada Revised Statutes, the undersigned person, desiring to amend the Articles of Incorporation of CAPE COD AQUACULTURE, under the laws of the State of Nevada, does hereby sign, verify, and deliver to the Office of the Secretary of State of Nevada, this Amendment to the Articles of Incorporation for the above-named company (hereinafter referred to as the "Company"):

The amendment contained herein was approved by a majority vote of shareholders of the Company on January 29, 2010.

FIRST: The Articles of Incorporation of the Company were first filed and approved by the Office of the Secretary of State of Nevada on January 30, 2008. This Amendment to the Articles will become effective upon the filing of the Certificate with the Nevada Secretary of State.

SECOND: That section 1. shall be amended as follows:

“Name of Corporation:  Bluewave Group, Inc.”

THIRD:  That section 3. shall be amended as follows:

"The number of shares of common stock which the Company shall have authority to issue is Five  Hundred Million (500,000,000) shares, par value $0.0010, of which 475,000,000 shares shall be designated as common stock and 25,000,000 shall be designated as “blank check” preferred stock.

The Preferred Stock of the corporation shall be issued by the Board of Directors of the corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the corporation may determine, from time to time.

The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings).  There shall be no cumulative voting.

Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Articles of Incorporation to be signed by Derek Jackson, its Chief Executive Officer, this       day of February, 2010.

/s/Derek Jackson Derek Jackson Chief Executive Officer